SUPPLEMENT TO

PROSPECTUS SUPPLEMENT DATED FEBRUARY 26, 2003

(To Prospectus dated February 21, 2003)

$528,398,808

(Approximate)

CWMBS, INC.

Depositor

Seller

Countrywide Home Loans Servicing LP

Master Servicer

CHL Mortgage Pass-Through Trust 2003-J2

Issuer

Mortgage Pass-Through Certificates, Series 2003-J2

This Supplement revises the Prospectus Supplement dated February 26, 2003 to the Prospectus dated February 21, 2003 with respect to the above captioned series of certificates.

Under “Description of the Certificates—Principal—Senior Principal Distribution Amount—Class A-7 Accrual Amount” on pages S-35 and S-36 of the Prospectus Supplement, the phrase “Class Certificate Balance is reduced to its Targeted Balance for that Distribution Date” is replaced by the phrase “Class Certificate Balance is reduced to zero”.

Countrywide Securities Corporation

The date of this Supplement is March 17, 2003.